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                                                                   Exhibit 21.1






                  LIST OF SUBSIDIARIES OF THE NORTH FACE, INC.




The North Face (Canada), Inc., incorporated November 24, 1994 in Toronto,
 Province of Ontario, Canada.

The North Face (Europe), Limited, incorporated February 18, 1983 in Scotland.

The North Face Hong Kong, Limited, incorporated December 15, 1997 in Hong Kong.

The North Face Export Company (FSC), incorporated June 25, 1998 in Barbados.

La Sportiva USA, Inc., incorporated May 17, 1998 in the State of Colorado.















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